Exhibit 99.1

For Immediate Release

PATH 1 NETWORK TECHNOLOGIES REPORTS FOURTH QUARTER AND

FULL YEAR 2004 FINANCIAL RESULTS

Year-over-Year Revenues Increase by 19%

SAN DIEGO – March 16, 2005 – Path 1 Network Technologies Inc. (AMEX: PNO), a leading provider of products that enable the transmission of broadcast-quality video over IP networks, today announced its financial results for the fourth quarter and full year ended December 31, 2004.

Revenue for the fourth quarter of 2004 was $538,000, a decrease of 4%, compared to revenues of $559,000 for the same quarter a year ago. For the full year ended December 31, 2004, revenue totaled $3.2 million, a nearly 19% increase compared to revenues of $2.7 million in 2003.

Net loss for the fourth quarter of 2004 decreased 40% to $1.3 million, or $0.20 per share, compared with a net loss of $2.2 million, or $0.35 per share for the same period a year ago. Net loss for the year ended December 31, 2004 decreased 4% to $7.1 million from a net loss of $7.4 million in 2003.

“We are pleased to report our highest annual revenue total in our company’s history,” said John Zavoli, President and CEO of Path 1. “We’ve implemented many changes in 2004 that should position us to move into a new stage of growth. Our chief initiatives were rebuilding our infrastructure, increasing margins, and establishing our brand. As we expected, we are now seeing market trends emerging that indicate to us growing opportunities for live video transport over IP networks. We’re starting to see many customers move from the testing phase to the deployment phase, and we believe customers in the broadcast, carrier, cable and satellite markets will increasingly consider deployment of IP video transmission equipment over the next 12-18 months. Our business objective is to capitalize on these trends.”

Path 1’s fourth quarter and year end 2004 conference call will be held on Wednesday, March 16, 2004 at 9:00 a.m. EST (6:00 a.m. PST). The conference call can be accessed by dialing 1-888-394-8095 (domestic) or 1-973-409-9262 (international). A listen-only broadcast of the call may be accessed on the Company’s website at: www.path1.com.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. develops video routing products that enable the transportation and distribution of real-time, broadcast-quality video over Internet Protocol networks. From the delivery and distribution of broadcast materials to Video on Demand (VOD), Path 1’s video infrastructure platforms allow high-quality transmission of point-to-point, multipoint and multiplexed data over legacy IP systems. To find out more about Path 1 Network Technologies Inc. (AMEX: PNO), visit our Web site at www.path1.com or call 877/ONE-PATH (663-7284).

To register to receive future press releases from Path 1 Network Technologies or to download a complete Digital Investor KitTM that includes press releases, regulatory filings and corporate materials, go to www.kcsa.com and click on the “KCSA Interactive Platform” icon.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results or strategies and are generally preceded by words such as “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that Path 1 will require additional financing, that our products may not achieve customer or market acceptance, that our products will not perform as expected, that customer trials will not lead to future sales, that our sales and gross profits may fluctuate between reporting periods, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Path 1 undertakes no obligation to update such statements.

Digital Investor Kit is a trademark of KCSA Worldwide.

# # #

Media Contact:	Investor Contact:

Dan McCrary	Todd Fromer / Erika Levy
Path 1 Network Technologies Inc.	KCSA Worldwide (for Path 1)
(858) 450-4220 x105	(212) 896-1215 / (212) 896-1208
media@path1.com	todd@kcsa.com/elevy@kcsa.com

Path 1 Network Technologies Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$929	$7,807
Accounts receivable, net	810	510
Inventory, net	541	393
Other current assets	468	74

Total current assets	2,748	8,784

Property and equipment, net	352	382
Debt issuance costs, net	4	62
Other assets	60	49

Total assets	$3,164	$9,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$752	$699
Accrued compensation and benefits	176	119
Current portion of notes payable	78	289
Current portion of leases payable	21	15
Deferred revenue	256	—

Total current liabilities	1,283	1,122

Notes payable	—	113
Long-term lease payable	—	14

Total liabilities	1,283	1,249

Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized; 6,820,606 and 6,578,324 shares issued and outstanding at December 31, 2004, and December 31, 2003, respectively; 2,777 shares held in treasury	7	7
Additional paid-in capital	48,743	47,699
Deferred compensation	(1,357)	(1,300)
Accumulated deficit	(45,512)	(38,378)

Total stockholders’ equity	1,881	8,028

Total liabilities and stockholders’ equity	$3,164	$9,277

Path 1 Network Technologies Inc.

Condensed Consolidated Statements of Operations

( in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Revenues
Product sales	$534	$557	$3,127	$2,152
Contract services	—	—	20	507
License revenue	—	—	20	53
Other revenue	4	2	26	9

Total revenues	538	559	3,193	2,721

Cost of revenues
Cost of product sales	364	353	2,192	1,224
Cost of contract services	—	—	7	200

Total cost of revenues	364	353	2,199	1,424

Gross profit	174	206	994	1,297

Operating expenses
Engineering, research and development	439	573	1,912	1,798
Sales and marketing	496	597	2,739	1,688
General and administrative	538	1,144	3,082	3,907
Stock-based compensation	—	—	272	50

Total operating expense	1,473	2,314	8,005	7,443

Operating loss	(1,299)	(2,108)	(7,011)	(6,146)
Other expense
Interest (expense) income, net	(29)	(121)	(102)	(1,040)
Loss on early extinguishment of debt	—	—	—	(262)
Other income (expense)	(19)	2	(21)	2

Total other expense	(48)	(119)	(123)	(1,300)

Net loss	$(1,347)	$(2,227)	$(7,134)	$(7,446)

Loss per common share - basic and diluted	$(0.20)	$(0.35)	$(1.06)	$(2.10)

Weighted average common shares outstanding - basic and diluted	6,817	6,355	6,738	3,544